===============================================================================

                                 SCHEDULE 14A
                                (RULE 14a-101)


                    INFORMATION REQUIRED IN PROXY STATEMENT

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                                ILIFE.COM, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                                ILIFE.COM, INC.
                       11811 U.S. Highway One, Suite 101
                        North Palm Beach, Florida 33408
                                 (561) 627-7330

                                  May 1, 2000

  Dear ilife.com, Inc. Stockholders,

    You are cordially invited to attend the Annual Meeting of Stockholders of ilife.com, Inc. (the "Company") that will be held on Thursday, June 8, 2000. The meeting will begin promptly at 9:00 a.m. local time, at The Waterford Hotel & Conference Center, 11360 U.S. Highway One, North Palm Beach, Florida 33408.

    The notice of the meeting and proxy statement on the following pages contain information on the formal business of the meeting. Whether or not you expect to attend the meeting, please sign, date and return your proxy promptly in the enclosed envelope to assure your stock will be represented at the meeting. If you decide to attend the annual meeting and vote in person, you will, of course, have that opportunity.

    The continuing interest of the stockholders in the business of the Company is gratefully acknowledged. We hope many will attend the meeting.

                                   Sincerely,

                                   /s/ Jeffrey M. Cunningham
                                   ------------------------
                                   Jeffrey M. Cunningham,
                                   Chairman of the Board

                                ILIFE.COM, INC.
                       11811 U.S. Highway One, Suite 101
                        North Palm Beach, Florida 33408
                                (561) 627-7330

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 8, 2000

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of ilife.com, Inc. (the "Company") will be held at The Waterford Hotel & Conference Center, 11360 U.S. Highway One, North Palm Beach, Florida 33408, at 9:00 a.m., Florida time, on Thursday, June 8, 2000 (the "Annual Meeting"), to consider and act upon:

  1.    the election of five directors to the Company's Board of Directors;

  2. a proposal to increase the number of shares of common stock available under the Company's 1999 Equity Compensation Plan;

  3. a proposal to ratify and approve the issuance and sale of shares of the Company's common stock to Jeffrey M. Cunningham;

  4. a proposal to ratify the selection of independent public accountants for the Company's current fiscal year; and

  5. such other business as may properly come before the Annual Meeting or any adjournment thereof.

  The Board of Directors has fixed the close of business on April 13, 2000, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting.

                                          By Order of the Board of Directors,

                                          /s/ Jeffrey M. Cunningham
                                          Jeffrey M. Cunningham
                                          Chairman of the Board

May 1, 2000
North Palm Beach, Florida

                                   IMPORTANT

  WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE WHICH HAS BEEN PROVIDED. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES. IN THE EVENT YOU ARE ABLE TO ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

                                ILIFE.COM, INC.
                       11811 U.S. Highway One, Suite 101
                        North Palm Beach, Florida 33408
                                (561) 627-7330

                               ----------------

                                PROXY STATEMENT

                               ----------------

                                 JUNE 8, 2000

                               ----------------

                INFORMATION CONCERNING SOLICITATION AND VOTING

Stockholders Meeting

  This Proxy Statement and the enclosed proxy card ("Proxy") are furnished on behalf of the Board of Directors of ilife.com, Inc., a Florida corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on June 8, 2000 at 9:00 a.m., North Palm Beach, Florida time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at The Waterford Hotel & Conference Center, 11360 U.S. Highway One, North Palm Beach, Florida 33408. The Company intends to mail this Proxy Statement and the accompanying Proxy on or about May 5, 2000, to all stockholders entitled to vote at the Annual Meeting.

Stockholders Entitled to Vote

  Only holders of record of the Company's $.01 par value per share common stock (the "Common Stock") at the close of business on April 13, 2000, will be entitled to notice of and to vote at the Annual Meeting. At the close of business on April 13, 2000, the Company had outstanding and entitled to vote 13,979,904 shares of Common Stock. Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. Any stockholder who signs and returns a Proxy has the power to revoke it at any time before it is exercised by providing written notice of revocation to the Secretary of the Company or by filing with the Secretary of the Company a Proxy bearing a later date. The holders of a majority of the total shares of Common Stock outstanding on the record date, whether present at the Annual Meeting in person or represented by Proxy, will constitute a quorum for the transaction of business at the Annual Meeting. The shares held by each stockholder who signs and returns the enclosed Proxy will be counted for purposes of determining the presence of a quorum at the meeting, whether or not the stockholder abstains on all or any matter to be acted on at the meeting. Abstentions and broker non-votes both will be counted toward fulfillment of quorum requirements. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.

Counting of Votes

  The purpose of the Annual Meeting is to consider and act upon the matters which are listed in the accompanying Notice of Annual Meeting and set forth in this Proxy Statement. The enclosed Proxy provides a means for a stockholder to vote upon all of the matters listed in the accompanying Notice of Annual Meeting and described in the Proxy Statement. The enclosed Proxy also provides a means for a stockholder to vote for the nominees for director listed thereon or to withhold authority to vote for such nominees. The Company's Bylaws provide that directors are elected by a plurality of the votes cast. Accordingly, the withholding of authority by a stockholder (including broker non-votes) will not be counted in computing a plurality and thus will have no effect on the results of the election of such nominees.

  The accompanying Proxy also provides a means for a stockholder to vote for, against or abstain from voting on each of the other matters to be acted upon at the Annual Meeting. Each Proxy will be voted in accordance with the stockholder's directions. The vote required for the proposal to amend the Company's 1999 Equity Compensation Plan (proposal 2) and the proposal to ratify and approve the issuance and sale of Common Stock to Jeffrey M. Cunningham (proposal 3) is the affirmative vote of the holders of a majority of the shares represented and entitled to vote at the Annual Meeting, provided a quorum is present. Abstentions are considered in determining the number of votes required to obtain a majority of the shares represented and entitled to vote at the Annual Meeting and will have the same legal effect as a vote against such proposals.

  The vote required to approve the proposal to ratify the selection of the Company's independent public accountants (proposal 4) is governed by Florida law and the votes cast favoring such proposal must exceed the votes cast opposing such proposal, provided a quorum is present. As a result, abstentions will not be counted and will have no effect on the vote for proposal 4.

  With respect to broker non-votes, the shares will not be considered present at the meeting for the proposals to which authority was withheld or abstained. Consequently, broker non-votes will not be counted with regard to proposals 2, 3 and 4 but they will have the effect of reducing the number of affirmative votes required to approve proposals 2 and 3 because they reduce the number of shares present or represented from which a majority is calculated.

  As of April 13, 2000 (the record date for the Annual Meeting), the current directors and executive officers of the Company owned or controlled the power to vote approximately 8,265,649 shares of the Common Stock eligible to be voted at the Annual Meeting, constituting approximately 59.1% of the outstanding Common Stock. The Company believes that directors and executive officers will vote all of their shares of Common Stock in favor of the election of each of the director nominees and in favor of each of the other proposals and, therefore, that the presence of a quorum, the election of the director nominees, and the approval of each of the other proposals is reasonably assured.

Proxies

  When the enclosed Proxy is properly signed and returned, the shares which it represents will be voted at the Annual Meeting in accordance with the instructions noted thereon. In the absence of such instructions, the shares represented by a signed Proxy will be voted in favor of the nominees for election to the Board of Directors, and in favor of the approval of proposals 2, 3 and 4.

  Proxies will be solicited from the Company's stockholders by mail. The Company will pay all expenses in connection with the solicitation, including postage, printing and handling, and the expenses incurred by brokers, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners. The Company may employ a proxy solicitation firm to solicit proxies in connection with the Annual Meeting, and the Company estimates that the fee payable for such services will be less than $10,000. It is possible that directors, officers and other employees of the Company may make further solicitation personally or by telephone, facsimile or mail. Directors, officers and other employees of the Company will receive no additional compensation for any such further solicitation.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth the amount and percent of shares of Common Stock that, as of April 13, 2000, are deemed under the rules of the Securities and Exchange Commission (the "Commission") to be "beneficially owned" by each member of the Board of Directors of the Company, by each nominee for election to the Board of Directors, by each executive officer of the Company named in the Summary Compensation Table, by all directors and executive officers of the Company as a group, and by any person or "group" (as that term is used in the Securities Exchange Act of 1934, as amended) known to the Company as of that date to be a "beneficial owner" of more than 5% of the outstanding shares of Common Stock. The information regarding Robert H. Lessin, Salomon Smith Barney, Inc. (and its affiliates), and ING Barings LLC is based soley on reports filed by such entities with the Commission.

                                                              Common Stock
                                                         Beneficially Owned (1)
                                                         -----------------------
                                                          Number of
                                                          Shares of   Percentage
Name of Beneficial Owner                                 Common Stock  of Class
------------------------                                 ------------ ----------
Peter C. Morse (2).....................................   5,499,217      39.3%
 Principal Stockholder and Director
Robert H. Lessin (3)...................................   1,276,367       9.1%
 Principal Stockholder
Bruns H. Grayson (4)...................................   1,270,367       9.1%
 Principal Stockholder and Director
ING Barings LLC (5)....................................     947,896       6.8%
 Principal Stockholder
Salomon Smith Barney Inc. and Salomon Brothers Holding
 Company Inc (6).......................................     931,028       6.7%
 Principal Stockholder
Randall E. Poliner (7).................................     784,067       5.6%
 Principal Stockholder and Director
Jeffrey M. Cunningham (8)..............................     431,499       3.1%
 Chairman of the Board
Robert P. O'Block (9)..................................     161,317       1.2%
 Director
Elisabeth DeMarse......................................         --          *
 President, Chief Executive Officer and Director
William Martin.........................................         --          *
 Director
G. Cotter Cunningham (10)..............................      31,250         *
 Senior Vice President--Sales & Marketing
Edward V. Blanchard, Jr. (11)..........................     141,333         1%
 Executive Vice President--Mergers & Acquisitions
Peter W. Minford (12)..................................      39,876         *
 Senior Vice President--Administration
Robert J. DeFranco (13)................................      11,719         *
 Vice President--Finance & Chief Accounting Officer
William P. Anderson, III (14)..........................     281,913       2.0%
 Former President, Chief Executive Officer and Director
Sara Campbell Taylor...................................      43,000         *
 Former Senior Vice President--Sales & Syndication
All current executive officers and directors as a group
 (22 persons) (15).....................................   8,487,104      59.8%

--------
  * Less than 1% of the outstanding Common Stock.

 (1) For purposes of calculating the percentage beneficially owned, the number of shares of Common Stock deemed outstanding includes (i) 13,979,904 shares outstanding as of April 13, 2000, and (ii) shares issuable by us pursuant to options held by the respective person or group which may be exercised within 60 days following April 13, 2000. These options are considered to be outstanding and to be beneficially owned by the person or group holding such options for the purpose of computing the percentage ownership of such person or group but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.
 (2) Includes 5,417 shares of Common Stock issuable upon exercise of stock options. The address of Mr. Morse is 200 Four Falls Plaza, Suite 205, West Conshohocken, Pennsylvania 19428.
 (3) Includes 384,600 shares of Common Stock owned by BRM Holdings LLC. Mr. Lessin is a controlling person of BRM Holdings LLC and is the beneficial owner of such shares. The address of Mr. Lessin is 826 Broadway, New York, New York 10003.
 (4) Includes 5,417 shares of Common Stock issuable upon exercise of stock options, 959,850 shares owned by ABS Ventures IV, L.P. and 305,100 shares owned by ABX Fund, L.P. Mr. Grayson is the managing member of ABS Ventures IV, L.P. and ABX Fund, L.P. Mr. Grayson disclaims beneficial ownership of the shares owned by the limited partnerships. The address of Mr. Grayson is 1 South Street, Suite 2150, Baltimore, Maryland 21202.
 (5) The address of ING Barings LLC is 55 East 52nd Street, New York, New York 10055.
 (6) The shares shown are beneficially owned by Salomon Smith Barney Inc. ("SSBI") and Salomon Brothers Holding Company Inc ("SBHCI"), and by their affiliates, Salomon Smith Barney Holdings Inc. ("SSB Holdings") and Citigroup Inc. SSB Holdings and Citigroup Inc. disclaim beneficial ownership. The address of SSBI, SBHCI and SSB Holdings is 388 Greenwich Street, New York, New York 10013. The address of Citigroup Inc., is 153 East 53rd Street, New York, New York 10043.
 (7) Includes 5,417 shares of Common Stock issuable upon exercise of stock options, 515,000 shares owned by Antares Capital Fund II Limited Partnership and 263,650 shares owned by ACF Side Fund Limited Partnership. Mr. Poliner is president of Antares Capital Partners II, Inc., the general partner of such limited partnerships. The address of Mr. Poliner is 7900 Miami Lakes Drive West, Miami Lakes, Florida 33016.
 (8) The shares shown are held in escrow by the Company pending the stockholder vote on proposal 3 herein. See "Proposal 3. Ratification and Approval of Sale of Stock to Jeffrey M. Cunningham."
 (9) Includes 5,417 shares of Common Stock issuable upon exercise of stock options.
(10) Represents 31,250 shares of Common Stock issuable upon exercise of stock options.
(11) Includes 108,333 shares of Common Stock issuable upon exercise of stock options and 33,000 shares that Mr. Blanchard owns jointly with his wife.
(12) Includes 31,250 shares of Common Stock issuable upon exercise of stock options.
(13) Represents 11,719 shares of Common Stock issuable upon exercise of stock options.
(14) Includes 149,375 shares issuable upon exercise of stock options and 12,500 shares held by Mr. Anderson's children.
(15) Includes 221,455 shares of Common Stock issuable upon exercise of stock options, 2,043,600 shares owned by entities controlled by directors and 33,000 shares owned jointly with a spouse.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

Introduction

  At the Annual Meeting, five directors are to be elected for the terms described below. The Board of Directors is divided into three classes, each of whose members serve for staggered three-year terms. The Board is currently comprised of two Class I directors (Mr. O'Block and Mr. Poliner), three Class II directors (Mr.Grayson, Mr. Jeffrey M. Cunningham and Ms. DeMarse), and two Class III directors (Mr. Morse and Mr. Martin). At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the Class I directors, Class II directors, and Class III directors will expire upon the election and qualification of successor directors at the 2000, 2001 and 2002 annual meeting of stockholders, respectively. The Board of Directors elected Robert P. O'Block as a director of the Company on May 27, 1999 and designated him as a Class I director. The Board of Directors elected Jeffrey M. Cunningham as a director of the Company on April 5, 2000 and designated him as a Class II director. The Board of Directors elected William Martin as a director of the Company on April 25, 2000 and designated him as a Class III director. The Board of Directors elected Elisabeth DeMarse as a director of the Company on April 27, 2000 and designated her as a Class II director. In accordance with Florida law the term of any new director elected by the Board expires at the next election of directors by the stockholders. Accordingly, Mr. O'Block's, Mr. Cunningham's, Mr. Martin's and Ms. DeMarse's terms expire at the Annual Meeting. If reelected, Mr. Poliner and Mr. O'Block will serve as Class I directors whose terms will expire at the 2003 annual meeting of stockholders, Mr. Cunningham and Ms. DeMarse will serve as a Class II directors whose terms will expire at the 2001 annual meeting of stockholders, and Mr. Martin will serve as a Class III director whose term will expire at the 2002 annual meeting of stockholders. There are no family relationships among any of the directors or the director nominees of the Company.

  Shares represented by executed Proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee or nominees as the Board of Directors may select. Each of the nominees has agreed to serve as a director if elected, and management has no reason to believe that they will be unable to serve.

  The Board of Directors recommends a vote FOR each of the nominees for director.

Information Concerning the Directors

  The name and age, principal occupation or employment, and other data regarding each director, based on information received from the respective director, are set forth below:

 Nominees to Serve as Class I Directors

  Randall E. Poliner, age 44, has served as a director of the Company since November 1998. Since April 1993, Mr. Poliner has served as President of Antares Capital Corporation, a private venture capital firm investing equity capital in developmental and expansion stage companies. Mr. Poliner holds a Bachelor of Electrical Engineering from the Georgia Institute of Technology, an M.S. from Carnegie-Mellon University and an M.B.A. from Harvard Business School.

  Robert P. O'Block, age 57, has served as a director of the Company since May 1999. For 30 years, Mr. O'Block was with McKinsey & Company, Inc., serving as a consultant to a wide variety of business, nonprofit and public sector organizations in the United States, Europe and the Far East. As a former director of McKinsey & Company, Mr. O'Block led studies in financial restructuring; corporate, business unit and product strategy; manufacturing operations; and organization. He started his career as a member of the faculty of Harvard

University where he performed research and taught courses in the areas of production and operations management, business economics and real estate. Mr. O'Block is currently a general partner of Freeport Center, a real estate and distribution complex in Utah. He is also Chairman of the Board of Overseers of the Boston Symphony Orchestra and a member of the Board of the U.S. Ski Team. Mr. O'Block received a bachelor's degree in mechanical engineering from Purdue University and an M.B.A. from Harvard Business School.

  If reelected, Mr. Poliner's and Mr. O'Block's terms as Class I directors will expire at the 2003 annual meeting of stockholders.

 Nominees to Serve as Class II Directors

  Jeffrey M. Cunningham, age 47, has served as a director and Chairman of the Board of the Company since April 5, 2000. From 1998 to April 2000, Mr. Cunningham was president and chief executive officer of MyWay.com and president of CMGI, Inc.'s Internet Media Group. From June 1998 to November 1998, he served as president and chief executive officer of Knowledge Universe Training. He was a Group Publisher of Forbes Inc. from 1993 to 1998. From 1989 to 1993, he was Publisher of Forbes Inc. Mr. Cunningham currently serves on the board of directors of Schindler Holding (Zurich), Pagenet, Countrywide Mortgage and Collegelink.com. He received his BA from Binghamton University in 1974.

  Elisabeth DeMarse, age 44, has served as a director, President and Chief Executive Officer of the Company since April 27, 2000. From April 1999 to April 2000, Ms. DeMarse served as executive vice president, content, strategy and acquisitions of Hoover's, Inc. From February 1999 to April 1999, Ms. DeMarse was a consultant to Hoover's. From October 1998 to January 1999, Ms. DeMarse was a consultant to GTCR Golder Rauner, a private equity investment firm. From December 1988 to July 1998, Ms. DeMarse served as vice president, marketing and business development of Bloomberg, a financial information provider. From October 1985 to December 1988, Ms. DeMarse served as vice president of Citicorp where she was responsible for business development. From June 1980 to June 1985, Ms. DeMarse served as director of marketing for Western Union, a provider of communication services. Ms. DeMarse holds a B.A. from Wellesley College and a M.B.A. from Harvard Business School.

  If reelected, Mr. Cunningham's and Ms. DeMarse's terms as Class II directors will expire at the 2001 annual meeting of stockholders.

 Nominee to Serve as Class III Director

  William Martin, age 22, has served as a director of the Company since April 25, 2000. He is currently executive vice president of Novix Media, an Internet-based media and entertainment company. In 1998 Mr. Martin was a co-founder of Raging Bull, an investment-based Internet web site. He is currently on deferment from the University of Virginia's McIntire School of Commerce.

  If reelected, Mr. Martin's term a Class III director will expire at the 2002 annual meeting of stockholders.

 Continuing Directors

  The director of the Company continuing in office as a Class II Director, elected to serve until the 2001 annual meeting, is as follows:

  Bruns H. Grayson, age 52, has served as director of the Company since June 1997. Since 1982, Mr. Grayson has been the managing partner of ABS Ventures, a series of venture capital funds affiliated with DB Alex. Brown, LLC. Mr. Grayson is a director of several private companies. Mr. Grayson holds a B.A. from Harvard College, an M.A. from Oxford University and a J.D. from the University of Virginia Law School. Mr. Grayson was a Rhodes Scholar in 1974.

  The director of the Company continuing in office as a Class III Director, elected to serve until the 2002 annual meeting, is as follows:

  Peter C. Morse, age 52, has served as a director of the Company since July 1993. Mr. Morse served as our Chief Executive Officer from July 1993 until July 1997 and served as our Chairman from July 1997 until April 1999. Since 1982, Mr. Morse has served as president of Morse Partners, Ltd., a private equity firm that acquires operating companies and provides expansion capital. From 1986 to 1990, Mr. Morse was chairman of FAO 7 Schwarz, the national chain of children's gifts stores. Mr. Morse holds a B.S.B.A. from Georgetown University and an M.B.A. from Columbia University.

Board of Directors Meetings and Committees

  During 1999, the Board of Directors held 11 meetings. All of the incumbent directors attended at least 75% of the aggregate total number of meetings of the Board of Directors and meetings of committees of the Board of Directors on which they served.

  The members of the Audit Committee are Peter C. Morse (Chairman), Randall E. Poliner and Robert O'Block. The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information provided by the Company to any governmental body or the public; the Company's systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and the Company's accounting and financial reporting process. The Audit Committee encourages continuous improvement of, and fosters adherence to, the Company's policies, procedures and practices at all levels.

  The members of the Compensation Committee are Bruns H. Grayson (Chairman) and Randall E. Poliner. The Compensation Committee reviews and evaluates the compensation and benefits of all our officers, reviews general policy matters relating to compensation and benefits of employees of the Company and makes recommendations concerning these matters to the Board of Directors. The Compensation Committee also administers our stock option plans.

  The Company currently does not have a nominating committee. Instead, the full Board of Directors identifies individuals as nominees for election as directors of the Company.

Executive Compensation

  Summary Compensation Table. The following table sets forth, for the years indicated, the total compensation paid to or accrued for G. Cotter Cunningham, our interim President and Chief Executive Officer, William P. Anderson, III, who served as our President and Chief Executive Officer until his resignation on February 25, 2000, and the four other individuals who served as executive officers during 1999 with the next highest total annual salary and bonus that exceeded $100,000 (collectively, the "Named Executive Officers").

                                                                              Long Term
                                             Annual Compensation            Compensation
                                      --------------------------------- -----------------------
                                                                                     Number of
                                                             Other      Restricted   Securities     All
                                                            Annual        Stock      Underlying    Other
Name and Principal Position     Year-  Salary   Bonus   Compensation(1)   Awards      Options   Compensation
---------------------------     ----- -------- -------- --------------- ----------   ---------- ------------
G. Cotter Cunningham (2)......  1999  $121,154 $ 19,200     $24,164(3)        --      100,000     $18,574(4)
 Senior Vice President--        1998       --       --          --            --          --          --
 Sales & Marketing              1997       --       --          --            --          --          --
Edward V. Blanchard, Jr. (5)..  1999  $140,192 $ 50,000         --            --      400,000         --
 Executive Vice President--     1998       --       --          --            --          --          --
 Mergers & Acquisitions         1997       --       --          --            --          --          --
Peter W. Minford..............  1999  $138,270 $ 37,500         --                      3,270         --
 Senior Vice President--        1998    97,309      --          --                     71,730         --
 Administration                 1997       --       --          --                        --          --
Robert J. DeFranco (6)........  1999  $ 93,750 $ 14,650         --                     37,500         --
 Vice President--Finance &      1998       --       --          --                        --          --
 Chief Accounting Officer       1997       --       --          --                        --          --
William P. Anderson, III (7)..  1999  $344,005 $125,000         --                    358,500         --
 Former President &             1998   275,000      --          --                        --          --
 Chief Executive Officer        1997   137,500      --      $30,852(8)   $354,253(9)      --          --
 and former director
Sara Campbell Taylor (10).....  1999  $101,359 $ 97,971         --                     25,000         --
 Former Senior Vice             1998    78,616   60,117         --                        --          --
 President--Sales &             1997    62,923   13,000         --                        --          --
 Syndication

--------
 (1) In accordance with the rules of the Securities and Exchange Commission, other compensation received in the form of perquisites and other personal benefits has been omitted because such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total annual salary and bonus for the Named Executive Officer for such year.
 (2) Mr. G. Cotter Cunningham served as interim President and Chief Executive Officer from February 25, 2000 until April 27, 2000. Prior to that time, he served as Senior Vice President--Sales & Marketing and he continues to serve in that capacity. Mr. Cunningham joined the Company in March, 1999.
 (3) Consists of reimbursement of relocation expenses.
 (4) Consists of reimbursement of certain expenses incurred prior to joining the Company.
 (5) Mr. Blanchard joined the Company in May, 1999.
 (6) Mr. DeFranco joined the Company in March, 1999.
 (7) Mr. Anderson served as President and Chief Executive Officer and as a director from July 1997 until his resignation on February 25, 2000.
 (8) Consists of reimbursement of relocation expenses.
 (9) Consists of the net value of a restricted stock award of 454,170 shares of Common Stock granted in exchange for a promissory note in the amount of $236,168. On March 10, 1999, 189,238 shares had vested and the remaining shares were reacquired by the Company. Compensation expense of approximately $1,782,000 was recorded in the quarter ended March 31, 1999. As a result of the reacquisition, the Company cancelled $137,765 of the note, and the remaining balance of the note, $98,403, was forgiven.

(10) Ms. Taylor served as Senior Vice President--Sales & Syndication from May, 1996 until her resignation on January 25, 2000.

Option Grants in Last Fiscal Year

  The following table sets forth all individual grants of stock options during the year ended December 31, 1999, to each of the Named Executive Officers:

                                        Individual Grants
                         -----------------------------------------------
                         Number of   Percent of                          Potential Realizable
                         Securities Total Options                          Value at Assumed
                         Underlying  Granted to   Exercise or            Annual Rates of Stock
                          Options   Employees in  Base Price  Expiration  Price Appreciation
Name                      Granted    Fiscal Year   Per Share     Date      for Option Term(1)
----                     ---------- ------------- ----------- ---------- ---------------------
                                                                             5%         10%
                                                                         ---------- ----------
G. Cotter Cunningham....  100,000        5.8%       $ 2.97      3/2/09   $1,462,000 $2,504,000
Edward V. Blanchard,
 Jr.....................  400,000       23.2         13.00     5/13/09    3,272,000  8,288,000
Peter W. Minford........    3,270        0.2          2.97      3/2/09       47,807     81,881
Robert J. DeFranco......   37,500        2.2          2.97      3/2/09      548,250    939,000
William P. Anderson,
 III....................  358,500       20.8          2.97      3/2/09    5,241,270  8,976,840
Sara Campbell Taylor....   25,000        1.4          2.97      3/2/09      365,500    626,000

--------
(1) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on the fair market value per share on the date of grant and assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. These assumptions are mandated by the rules of the Securities and Exchange Commission and are not intended to forecast future appreciation of our stock price. The potential realizable value computation is net of the applicable exercise price, but does not take into account federal or state income tax consequences and other expenses of option exercises or sales of appreciated stock. Actual gains, if any, are dependent upon the timing of such exercise and the future performance of our Common Stock. There can be no assurance that the rates of appreciation in this table can be achieved. This table does not take into account any appreciation in the price of our common stock to date.

Aggregated Option Exercises in Last Fiscal Year and Year-End Option Values

  The following table summarizes the number of shares and value realized by each of the Named Executive Officers upon the exercise of options and the value of the outstanding options held by the Named Executive Officers at December 31, 1999:

                                                          Number of
                                                    Securities Underlying     Value of Unexercised
                                                     Unexercised Options      In-the-Money Options
                                                     at Fiscal Year-End       at Fiscal Year-End(1)
                         Shares Acquired  Value   ------------------------- -------------------------
Name                       on Exercise   Realized Exercisable Unexercisable Exercisable Unexercisable
----                     --------------- -------- ----------- ------------- ----------- -------------
G. Cotter Cunningham....       --          --          --        100,000     $    --      $153,000
Edward V. Blanchard,
 Jr.....................       --          --          --        400,000          --           --
Peter W. Minford........       --          --       29,888        45,113       95,642      138,901
Robert J. DeFranco......       --          --          --         37,500          --        57,375
William P. Anderson,
 III....................       --          --       89,625       268,875      137,126      411,379
Sara Campbell Taylor....       --          --          --         25,000          --        38,250

--------
(1) Based on the fair market value of our Common Stock as of December 31, 1999, of $4.50 per share as reported on the Nasdaq National Market, less the exercise price payable upon exercise of such options.

Employment Agreements

  Mr. Anderson entered into an employment agreement with the Company effective as of March 10, 1999. Pursuant to this agreement, Mr. Anderson was entitled to receive an annual base salary of $275,000 and a bonus as determined by the Board of Directors. In addition, Mr. Anderson was eligible to participate in, and has been granted options to acquire 358,500 shares of common stock under, the Company's 1999 Equity Compensation Plan. Under the terms of the agreement, Mr. Anderson assigned to the Company all of his copyrights, trade secrets and patent rights that relate to the business of the Company. Additionally, Mr. Anderson agreed not to compete with the Company during the term of his employment and for a period of two years after termination of his employment. Mr. Anderson has also agreed not to solicit customers and employees of the Company for a period of two years following termination of his employment with the Company. On February 25, 2000, Mr. Anderson stepped down as president, chief executive officer and director of the Company. Pursuant to the terms of Mr. Anderson's employment agreement, the Company will pay Mr. Anderson severance payments in the amount of $22,916.66 per month for a period of six months from February 25, 2000. Additionally, pursuant to the terms of his employment agreement and original stock option grant, Mr. Anderson's options will continue to vest at a rate of 9,960 shares per month until November 15, 2000. The Company also agreed to continue to pay Mr. Anderson's COBRA health insurance premiums. Accordingly, a cash charge in the amount of approximately $150,000 and a noncash charge of approximately $860,000 were recorded in the quarter ended March 31, 2000. Further, if there is a change in control of the Company prior to November 15, 2000, Mr. Anderson would immediately vest in 100% of the remaining unvested shares and, accordingly, a noncash charge would be recorded at that time.

  On May 12, 1999, the Company entered into an employment agreement with Edward
V. Blanchard, Jr., under which the Company employed Mr. Blanchard to perform certain services for the Company as Executive Vice President. Under the agreement, which terminates on May 30, 2000 unless otherwise extended or terminated pursuant to the terms of the agreement, Mr. Blanchard receives an annual salary of $225,000 with bonuses as determined by the Company. Upon termination of the agreement, in certain circumstances, Mr. Blanchard is eligible for six months' severance equal to the amount of his base salary for the same time period. In addition to the employment agreement, the Company granted to Mr. Blanchard a nonqualified option to acquire 400,000 shares of the Company's common stock pursuant to the Company's 1999 Equity Compensation Plan. The exercise price of the option is $13.00 per share. Mr. Blanchard is eligible to receive additional stock option grants in the sole discretion of the Board.

  Elisabeth DeMarse entered into an employment agreement with the Company effective as of April 27, 2000. Pursuant to this agreement, Ms. DeMarse is entitled to receive an annual base salary of $300,000 and a bonus of $100,000 payable in quarterly installments. In addition, Ms. DeMarse is eligible to participate, and has been granted 541,936 shares of Common Stock under, the Company's 1999 Equity Compensation Plan. The Company has agreed to provide other benefits, including $500,000 in term life insurance and participation in the Company's benefit plans available to other executive officers. Under the terms of the employment agreement, Ms. DeMarse agrees to assign to the Company all of her copyrights, trade secrets and patent rights that relate to the business of the Company. Additionally, during the term of her employment and for a period of one year thereafter, Ms. DeMarse agrees not to compete with the Company and not to recruit any of the Company's employees, unless the Company terminates her without cause or she resigns for good reason. Upon Ms. DeMarse's termination of employment for certain reasons (i.e., without cause, disability, resignation for good reason (as defined in the agreement), or a change of control), the Company agrees to pay her a severance equal to 12 months' base salary, as well as reimburse her for health, dental and life insurance coverage premiums for one year after such termination. The agreement terminates on April 27, 2002, unless otherwise extended by the parties.

Stock Option and other Compensation Plans

  1997 Equity Compensation Plan. The Company's 1997 Equity Compensation Plan (the "1997 Plan") became effective on July 30, 1997. The aggregate number of shares reserved for issuance under the 1997 Plan is 1,500,000 shares. The purpose of the 1997 Plan is to provide incentives for key employees, officers, consultants and directors to promote the success of the Company, thereby benefiting stockholders and aligning the economic interests of the participants with those of the stockholders. Awards granted under the 1997 Plan may be restricted stock, options intended to qualify as "incentive stock options" or nonqualified stock options.

  As of April 13, 2000, options to purchase 1,046,376 shares of Common Stock were outstanding under the 1997 Plan at a weighted average exercise price of $5.16 per share. To date, 7,417 shares have been issued upon exercise of options granted under the 1997 Plan.

  1999 Equity Compensation Plan. The Company's 1999 Equity Compensation Plan (the "1999 Plan") became effective on March 10, 1999. The aggregate number of shares reserved for issuance under the 1999 Plan is 1,500,000 shares although the Board has approved an amendment to increase the number of shares to 3,500,000. The purpose of the 1999 Plan is to provide incentives for key employees, officers, consultants and directors to promote the success of the Company, thereby benefiting stockholders and aligning the economic interests of the participants with those of the stockholders. Awards granted under the 1999 Plan may be restricted stock, options intended to qualify as "incentive stock options" or nonqualified stock options. For additional information with respect to the 1999 Plan and a proposed amendment to the plan, see "Proposal 2. Amendment to the 1999 Equity Compensation Plan."

  As of April 13, 2000, options to purchase 1,226,027 shares of common stock were outstanding under the 1999 Plan at a weighted average exercise price of $6.82 per share.

  Incentive Compensation Plan. The Company has adopted an incentive compensation plan. The plan is administered by the Compensation Committee of the Board of Directors, which determines eligible participants, performance goals, measurement criteria, performance ratings and amount and timing of payments. Awards under the plan are determined annually on the basis of our performance over the year in relation to certain pre-determined financial and operating goals. All awards are paid in full, in cash, following the year of performance. Awards are granted under the plan at the sole discretion of the Compensation Committee. During 1999, awards were granted to the executive officers as follows; G. Cotter Cunningham--$19,200; Edward V. Blanchard-- $50,000; Peter W. Minford--$37,500; Robert J. DeFranco--$14,650; William P. Anderson, III--$125,000; Sara Campbell Taylor--$22,500.

Employee Leasing

  The Company leases all of its employees from Vincam Human Resources, Inc. The terms under which the Company leases its employees are set forth in an agreement with Vincam dated February 25, 1999.

  The agreement with Vincam is a co-employment arrangement, which allows Vincam to assume some of the Company's rights and responsibilities with respect to the Company employees. All of the Company's employees have submitted employment applications to Vincam and have been approved for hire by Vincam but assigned to the Company's worksite to perform services under the Company's direction and control. The Company transfers to Vincam's payroll all employees identified to work at the Company's workplace provided each such employee accepts employment offered by Vincam. Vincam maintains workers' compensation coverage and group health coverage for each employee.

  Vincam assumes the Company's rights as to the employees, including the right to hire, fire, discipline and pay wages. The Company does, however, retain the right to reject the assignment of any worker to its worksite by Vincam prior to assignment to the Company's worksite or during the course of the assignment. As a result, the Company retains control over employees in a manner typical of an employer/employee relationship. Additionally, the Company retains such discretion, supervision and control over the employees as is necessary to conduct its business on a day-to-day basis.

  The agreement had an initial term of one year that expired on February 25, 1999. The agreement was renewed for an additional term expiring May 31, 2000. During this time, either party may terminate the agreement by giving thirty days' written notice, unless terminated for cause, which includes non-payment when due of any amount payable under the agreement or breach of a material term. The agreement renews automatically for additional one-year terms.

Limitation of Liability and Indemnification of Officers and Directors

  The Company's Articles of Incorporation provide that the liability of its directors for monetary damages is eliminated to the fullest extent permissible under Florida law and that the Company may indemnify its officers, employees and agents to the fullest extent permitted under Florida law.

  The Company's Bylaws provide that the Company must indemnify its directors against all liabilities to the fullest extent permitted under Florida law and that it must advance all reasonable expenses incurred in a proceeding where the director was either a party or a witness because he or she was a director.

Compensation of Directors

  Neither employee nor non-employee directors receive compensation for services performed in their capacity as directors. The Company reimburses each director for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors and any of its committees.

Compensation Committee Interlocks and Insider Participation

  The following non-employee directors were the members of the Compensation Committee of the Board of Directors during 1999: Bruns H. Grayson and Randall
E. Poliner. None of the members of the Compensation Committee is an executive officer of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own beneficially more than 10% of the Company's Common Stock to file reports of ownership and changes in ownership of such stock with the Securities and Exchange Commission. To the Company's knowledge, its directors, executive officers and 10% stockholders complied during 1999 with all applicable Section 16(a) filing requirements except that Peter C. Morse filed a late Form 4 and the following persons filed a late Form 3: Edward V. Blanchard, Patricia Davis, David C. Florian, Paul R. Hederman, Lou H. Hensley, Joseph W. Jones, Kenneth A. Kurson, John F. Packel, Elizabeth Sensky and Procopia T. Skoran. The Company is not aware of any other persons other than directors and executive officers and their affiliates who own more than 10% of the common stock.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

General

  The Compensation Committee of the Company's Board of Directors has furnished the following report on Executive Compensation in accordance with the rules and regulations of the Securities and Exchange Commission. This report outlines the duties of the Committee with respect to executive compensation, the various components of the Company's compensation program for executive officers and other key employees, and the basis on which the 1999 compensation was determined for the executive officers of the Company, with particular detail given to the 1999 compensation for the Company's former Chief Executive Officer.

Compensation of Executive Officers Generally

  The Compensation Committee of the Board of Directors (the "Committee") is responsible for establishing compensation levels for the executive officers of the Company, including the annual bonus plan for executive officers and for administering the Company's equity compensation plans. The Committee is comprised of two non-employee directors: Messrs. Grayson (Chair) and Poliner. The Committee's overall objective is to establish a compensation policy that will (i) attract, retain and reward executives who contribute to achieving the Company's business objectives; (ii) motivate executives to obtain these objectives; and (iii) align the interests of executives with those of the Company's long-term investors. The Company compensates executive officers with a combination of salary and incentives designed to focus their efforts on maximizing both the near-term and long-term financial performance of the Company. In addition, the Company's compensation program rewards individual performance that furthers Company goals. The executive compensation program includes the following: (i) base salary; (ii) incentive bonuses; (iii) long-term equity incentive awards in the form of stock option grants; and (iv) other benefits. Each executive officer's compensation package is designed to provide an appropriately weighted mix of these elements, which cumulatively provide a level of compensation roughly equivalent to that paid by companies of similar size and complexity.

  Base Salary. Base Salary levels for each of the Company's executive officers, including the Chief Executive Officer, are generally set within a range of base salaries that the Committee believes are paid to similar executive officers at companies deemed comparable based on the similarity in revenue level, industry segment and competitive employment market to the Company. In addition, the Committee generally takes into account the Company's past financial performance and future expectations, as well as the performance of the executives and changes in the executives' responsibilities.

  Incentive Bonuses. The Committee recommends the payment of bonuses to provide an incentive to executive officers to be productive over the course of each fiscal year. These bonuses are awarded only if the Company achieves or exceeds certain corporate performance objectives. The incentive bonus to each executive officer is based on the individual executive's performance as it relates to the Company's performance.

  Equity Incentives. Stock options are used by the Company for payment of long-term compensation to provide a stock-based incentive to improve the Company's financial performance and to assist in the recruitment, retention and motivation of professional, managerial and other personnel. Generally, stock options are granted to executive officers from time to time based primarily upon the individual's actual and/or potential contributions to the Company and the Company's financial performance. Stock options are designed to align the interests of the Company's executive officers with those of its stockholders by encouraging executive officers to enhance the value of the Company, the price of the Common Stock, and hence, the stockholder's return. In addition, the vesting of stock options over a period of time is designed to create an incentive for the individual to remain with the Company. The Company has granted options to the executives on an ongoing basis to provide continuing incentives to the executives to meet future performance goals and to remain with the Company. During the fiscal year ended December 31, 1999, options to purchase an aggregate of 645,086 shares of Common Stock were granted to the Company's current executive officers.

  Other Benefits. Benefits offered to the Company's executive officers are provided to serve as a safety net of protection against the financial catastrophes that can result from illness, disability, or death. Benefits offered to the Company's executive officers are substantially the same as those offered to all of the Company's regular employees. In September 1996, the Company established a tax-qualified deferred compensation 401(k) Savings Plan (the "Plan") covering all of the Company's eligible full-time employees. Under the Plan, participants may elect to contribute, through salary reductions, up to 18% of their annual compensation subject to a statutory maximum. The Company provides additional matching contributions in the amount of 50% up to the first 6% contributed under the Plan. The Plan is designed to qualify under Section 401 of the Internal Revenue Code so that the contributions by employees or by the Company to the Plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the Plan, and so that contributions by the Company will be deductible by the Company when made.

Compensation of the Chief Executive Officer

  The Committee annually reviews the performance and compensation of the Chief Executive Officer based on the assessment of his past performance and its expectation of his future contributions to the Company's performance. William
P. Anderson, III served as the Company's Chief Executive Officer from 1997 until February 25, 2000. In 1999, Mr. Anderson's base salary was set at $275,000. G. Cotter Cunningham served as the Company's interim President and Chief Executive Officer from February 25, 2000 until April 27, 2000. In 1999 Mr. Cunningham's base salary was set at $150,000 and has been set at $180,000 for the year 2000. On April 27, 2000, the Company elected Elisabeth DeMarse as President and Chief Executive Officer. Pursuant to her employment agreement with the Company, the Company has agreed to pay Ms. DeMarse an annual salary of $300,000 plus an annual bonus of $100,000. The Committee believes the compensation paid to Messrs. Anderson and Cunningham was and the compensation to be paid to Ms. DeMarse is reasonable.

Policy with Respect to Qualifying Compensation for Deductibility

  Section 162(m) of the Internal Revenue Code imposes a limit on tax deductions for annual compensation (other than performance-based compensation) in excess of one million dollars paid by a corporation to its Chief Executive Officer and the other four most highly compensated executive officers of a corporation. The Company has not established a policy with regard to Section 162(m) of the Code, since the Company has not and does not currently anticipate paying cash compensation in excess of one million dollars per annum to any employee. None of the compensation paid by the Company in 1999 was subject to the limitations on deductibility. The Board of Directors will continue to assess the impact of Section 162(m) on its compensation practices and determine what further action, if any, is appropriate.

                                          Compensation Committee

                                          Bruns H. Grayson (Chairman)
                                          Randall E. Poliner

                            STOCK PERFORMANCE GRAPH

  The following graph provides a comparison of the cumulative total stockholder return on the Company's Common Stock for the period from the date of the Company's initial public offering on May 13, 1999 through December 31, 1999, against the cumulative stockholder return during such period achieved by the Nasdaq Stock Market Index for U.S. Companies ("Nasdaq US") and the Media General Financial Services Internet Information Providers Index ("MG Internet Index"). The graph assumes that $100 was invested on May 13, 1999 in the Company's Common Stock and in each of the comparison indices, and assumes reinvestment of dividends.

                     Comparison of Cumulative Total Return

                            Among ilife.com, Inc.,

               The Nasdaq Stock Market Index for U.S. Companies

    And the Media General Financial Services Index for Internet Information
                                   Providers


                                 [Line Graph]



                                                                     MG Internet
Measurement Period                         ilife.com, Inc. NASDAQ US    Index
------------------                         --------------- --------- -----------
Measurement Point--May 13, 1999...........     $100.00      $100.00    $100.00
June 30, 1999.............................       50.48       105.34      92.57
September 30, 1999........................       40.38       107.17      89.04
December 31, 1999.........................       34.62       157.88     141.43

  The Stock Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (collectively, the "Acts"), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                             CERTAIN TRANSACTIONS

  The Company entered into three lease agreements with Bombay Holdings, Inc. for its principal corporate offices and facilities. Bombay is wholly owned by Peter C. Morse, a director and principal stockholder of the Company. The leases include renewal options and require the Company to pay a percentage of the common maintenance charges. Rent expense paid to Bombay for the year ended December 31, 1999, the six months ended December 31, 1998, and the years ended June 30, 1998 and 1997 was $265,815, $99,192, $164,552 and $85,591
respectively. The Company believes that the terms of the lease agreements are no less favorable to us than those that could have been obtained from unaffiliated third parties.

  In June 1998, Mr. Morse acquired 10,769 shares of Series A Preferred Stock from the Company for a purchase price of $65.00 per share, which was the price paid by third parties in the same transaction. The aggregate purchase price was $699,985. Immediately prior to completion of the Company's initial public offering in May 1999, these shares of preferred stock were converted into 538,450 shares of Common Stock having an aggregate value of $6,999,850 based on the initial public offering price of $13.00 per share.

  In November 1998, Mr. Morse acquired 527 shares of Series B Preferred Stock from the Company for a purchase price of $114 per share, which was the price paid by third parties in the same transaction. The aggregate purchase price was $60,078. Immediately prior to completion of the Company's initial public offering, these shares of preferred stock were converted into 26,350 shares of Common Stock having an aggregate value of $342,550 based on the initial public offering price.

  As part of a compensation package, the Company sold 454,170 shares of common stock to William P. Anderson, III, our former President and Chief Executive Officer, effective when Mr. Anderson was hired in July 1997. In exchange for such shares, Mr. Anderson executed a promissory note to the Company for $236,168, which was payable over a ten-year term and bore interest at 6.42%. The stock sale was treated as a variable option grant for accounting purposes with respect to the difference between the purchase price of such shares of $2.97 per share and the fair market value of such shares of $10.80 per share at the time of the transaction. Accordingly, compensation expense was recorded, totaling approximately $2,113,000 for the year ended December 31, 1999. These shares were subject to vesting provisions, which had lapsed as to 189,238 shares as of March 10, 1999. On that date, the Company reacquired 264,932 shares of unvested Common Stock from Mr. Anderson in exchange for cancellation of $137,765 of Mr. Anderson's promissory note. The remaining amount of the note, in the amount of $98,403, was forgiven.

  On March 9, 1999, the Company issued Mr. Anderson options to acquire 358,500 shares of Common Stock at an exercise price of $2.97 per share. The fair market value of such shares on that date was $10.80 per share; accordingly the Company will incur a stock compensation charge of approximately $2,807,000 relating to these options over a three-year vesting period. The options were intended to qualify as incentive stock options. The options vest in equal monthly installments.

  On March 9, 1999, the Company issued a promissory note to Antares Capital Fund II Limited Partnership. Randall E. Poliner, a director of the Company, is President of the general partner of Antares. Pursuant to the note, Antares loaned the Company $1,000,000 at an interest rate of 8%, which was payable on April 9, 1999. The amount borrowed under the note was used for general corporate purposes. On April 9, 1999, in accordance with the terms of the note, the principal amount plus interest was automatically converted into 6,784 shares of Series B Preferred Stock at a conversion price of $148.40 per share. The fair market value of such shares was $10.80 per share; accordingly the Company incurred a finance charge of approximately $2,656,000 for the year ended December 31, 1999. Each share of Series B Preferred Stock was converted into 50 shares of Common Stock immediately prior to completion of the Company's initial public offering. The aggregate value of the shares at conversion was $4,409,600, calculated at the initial public offering price.

  Our Board of Directors has adopted a resolution whereby all future transactions with related parties, including any loans from the Company to our officers, directors, principal stockholders or affiliates, must be approved by a majority of the Board of Directors, including a majority of the independent and disinterested members of the Board of Directors or a majority of the disinterested stockholders and must be on terms no less favorable to us than could be obtained from unaffiliated third parties.

                                   PROPOSAL 2

                 AMENDMENT TO THE 1999 EQUITY COMPENSATION PLAN

General

  Effective April 5, 2000, the Board approved, and recommends to the stockholders that they approve, an amendment to the Company's 1999 Equity Compensation Plan (the "1999 Plan") to increase the number of shares of Common Stock available for grant under such plan from 1,500,000 to 3,500,000, an increase of 2,000,000 shares of Common Stock.

  The purpose of the 1999 Plan is to provide employees, consultants, and advisors of the Company and its subsidiaries, as well as non-employee members of the Board of Directors of the Company, with the opportunity to receive grants of stock options and restricted stock. The Company believes that the 1999 Plan will encourage participants to contribute materially to the growth of the Company, thereby benefiting the Company's stockholders, and will align the economic interests of the participants with those of the stockholders.

  Effective April 27, 2000, the Board of Directors elected Elisabeth DeMarse as President and Chief Executive Officer of the Company. In connection with her employment with the Company, the Board of Directors granted to Ms. DeMarse options to purchase an aggregate of 541,936 shares of Common Stock (the "DeMarse Options") pursuant to the 1999 Plan. The options vest as to 25% six months from the date of grant; and as to the remaining 75%, in equal monthly installments over the next 18 months thereafter, with 100% vesting on the second anniversary of the date of grant. The options have an exercise price of $2.688 per share. As a result of the grant of options to Ms. DeMarse, 1,842,963 shares had been granted as restricted stock or were subject to outstanding options granted under the 1999 Plan, exceeding the number of shares previously authorized under the 1999 Plan by 342,963 shares. Accordingly, the DeMarse Option grant provides that the grant of options is subject to the stockholder approval of this Proposal 2 to the extent the number of shares of Common Stock underlying the DeMarse Options exceed the number of shares available for grant under the 1999 Plan. As a result, in the event the stockholders do not approve this Proposal 2, DeMarse Options for the purchase of 541,936 shares of Common Stock will be forfeited and she will have grounds to terminate her employment agreement for good reason.

  The following summary of the principal features and effects of the 1999 Plan does not purport to be complete and is subject to, and qualified in its entirety by reference to, the text of the 1999 Plan which is available upon request by any stockholder.

 Types of Awards

  Incentive stock options ("ISOs"), nonqualified stock options ("NQSOs"), and restricted stock awards may be granted under the 1999 Plan (collectively, "Awards").

 Administration

  The 1999 Plan is administered by a committee consisting of three or more persons appointed by the Board (the "1999 Plan Committee"), all of whom may be "outside directors" as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and related Treasury regulations, and "non-employee directors" as defined under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company's Compensation Committee currently acts as the 1999 Plan Committee.

  The 1999 Plan Committee has authority (i) to determine the individuals to whom grants shall be made under the 1999 Plan, (ii) determine the type, size and terms of the grants to be made to each such individual, (iii) determine the time when the grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability, (iv) determine the terms of any applicable noncompetition or other agreements relating to grants, and (v) deal with any other matters arising under the 1999 Plan. In addition, the 1999 Plan Committee has full power to interpret the 1999 Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the 1999 Plan and for the conduct of its business as it deems necessary or advisable in its sole discretion.

 Eligibility and Grants of 1999 Plan Awards

  Under the terms of the 1999 Plan, all employees of the Company and its subsidiaries ("Employees"), including Employees who are officers or members of the Board, and non-Employee members of the Board are eligible for consideration for the granting of Awards by the 1999 Plan Committee. In addition, consultants and advisors ("Key Advisors") who perform services to the Company are eligible to participate in the 1999 Plan if such Key Advisors render bona fide services and such services are not in connection with the offer or sale of securities in a capital-raising transaction. As of April 13, 2000, there were approximately 239 Employees of the Company and its subsidiaries, all of whom are eligible to participate in the 1999 Plan.

 Shares Available

  The stock subject to the Awards and other provisions of the 1999 Plan is the authorized but unissued or reacquired shares of Common Stock of the Company. Currently, subject to adjustment in accordance with the terms of the 1999 Plan, up to 1,500,000 shares of Common Stock, in the aggregate, have been authorized to be granted or purchased under the 1999 Plan, and the unexercised portion of shares of Common Stock allocable to expired or terminated options or shares of restricted stock returned to the Company by forfeiture may again become subject to Awards under the 1999 Plan.

 Terms of Options

  Option Price. The purchase price (the "Exercise Price") of the Common Stock underlying each option granted under the 1999 Plan may be equal to, greater than or less than the fair market value of the Common Stock on the date the option is granted; provided, however, that (i) the Exercise Price of an ISO shall be equal to, or greater than the fair market value of a share of Company Stock on the date the ISO is granted and (ii) the Exercise Price of an ISO which is granted to an Employee who, at the time of grant, owns more than 10% of the total combined voting power of all classes of stock of either the Company or any parent or subsidiary corporation of the Company), shall not be less than 110% of the fair market value of Common Stock on the date of grant.

  Vesting. Options granted under the 1999 Plan will become exercisable (i.e., vested) with such terms and conditions, consistent with the 1999 Plan, as may be determined by the 1999 Plan Committee at the time the Company grants the options and as specified in each option agreement. The Board may accelerate the exercisability of any or all outstanding Options at any time for any reason. The vesting of options may also be accelerated upon a Change of Control (see below).

  Term and Exercise of Options. Each option the Company grants under the 1999 Plan may be exercised on such dates, during such periods and for such number of shares as determined by the 1999 Plan Committee and as specified in each option agreement. The term of any option will be determined by the 1999 Plan Committee, but the term may not exceed 10 years from the date of grant (or 5 years in the case of ISOs granted to optionees who own more than 10% of the total combined voting power of all classes of stock of either the Company or any parent or subsidiary corporation). No option may be granted under the 1999 Plan after 10 years from the earlier of the date the 1999 Plan was approved by the stockholders or was adopted by the Board. Upon exercise of an option, an option holder must pay for the Common Stock subject to the exercise. Payment may be made (i) in cash, (ii) in shares of Common Stock (including Common Stock acquired in connection with the exercise of an Option, subject to such restrictions as the Board deems appropriate) having a fair market value equal to the exercise price), or (iii) by such other methods as the Board may approve, including payment through a broker in accordance with the procedures permitted by Regulation T of the Federal Reserve Board.

  Transfers. The 1999 Plan does not permit an optionee to sell, assign or otherwise transfer options except by will or by the laws of descent and distribution or, with respect to grants other than ISOs, if permitted in any specific case by the 1999 Plan Committee, pursuant to a domestic relations order (as defined under the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the regulations thereunder). Options are exercisable during the optionee's life only by the optionee. Upon the death of the optionee, options will be exercisable by the optionee's personal representative or beneficiary. Notwithstanding the foregoing, the 1999 Plan Committee may provide that the optionee may transfer NQSO to family members or other persons or entities according to such terms as the 1999 Plan Committee may determine; provided that the grantee receives no consideration for the transfer and the transferred option shall continue to be subject to the same terms and conditions as were applicable to the option immediately before the transfer.

  Termination of Employment. In the event that an optionee ceases to be employed by, or provide services to, the Company for any reason other than disability, death or termination for cause, any vested options shall terminate unless exercised within 90 days after the date on which the optionee ceases to be employed by, or provide services to, the Company (or within such other period of time as may be specified by the 1999 Plan Committee), but in no event later than the date of expiration of the option term. In the event an optionee ceases to be employed by, or provide services to, the Company on account of the optionee's death or disability, any vested option shall terminate unless exercised within one year after the date on which the optionholder ceased to be employed by, or provide service to, the Company (or within such other period of time as may be specified by the 1999 Plan Committee), but in no event later than the date of expiration of the option term. Any nonvested option, as of the date on which the optionee ceased to be employed by, or provide services to, the Company shall terminate as of such date. In the event that an optionee ceases to be employed by, or provide services to, the Company on account of "termination for cause" by the Company, any option held by the optionholder shall terminate as of the date the optionholder ceases to be employed by, or provide services to, the Company.

 Terms of Restricted Stock

  Vesting. Restricted stock granted under the 1999 Plan is subject to such restrictions as the 1999 Plan Committee determines and is subject to forfeiture by the recipient until the earlier of (i) the time such restrictions lapse or are satisfied, or (ii) the time such shares are forfeited.

  Transfers. The 1999 Plan does not permit a recipient to sell, assign or otherwise transfer restricted stock prior to the time all restrictions have lapsed or are satisfied.

  Termination Of Employment. Generally, the termination of the recipient's employment with the Company or a parent or subsidiary for any reason (other than a "Change of Control") will result in forfeiture of any restricted stock for which the restrictions have not lapsed, although the 1999 Plan Committee may provide otherwise.

 Amendment and Termination

  The Board may amend or terminate the 1999 Plan at any time, provided however, that the Board shall not amend the Plan without stockholder approval if such approval is required by Section 162(m) of the Code and if Section 162(m) is applicable to the Plan. The Plan shall terminated on the day immediately preceding the tenth anniversary of its effective date, unless the Plan is terminated earlier by the Board or is extended by the Board with approval of the stockholders. A termination or amendment of the 1999 Plan that occurs after a grant is made shall not materially impair the rights of a grantee unless the grantee consents or unless the Board's action is required to comply with applicable laws.

 Change of Control

  For purposes of the 1999 Plan, a "Change of Control" shall be deemed to have occurred if:

  (i) Any "person" (as such term if used in Section 13(d) and 14(d) of the Exchange Act) (other than a person who is a stockholder of the Company as of the effective date of the 1999 Plan) becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the voting power of the then outstanding securities of the Company; or

  (ii) The stockholders of the Company approve (or, if stockholder approval is not required, the Board approves) an agreement providing for (i) the merger or consolidation of the Company with another corporation where the stockholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors; (ii) the sale or other disposition of all or substantially all of the assets of the Company, or (iii) a liquidation or dissolution of the Company.

  Upon a Change of Control, unless the Board determines otherwise, (i) all outstanding options shall automatically accelerate and become fully exercisable, and (ii) all restrictions and conditions on all outstanding restrict stock shall immediately lapse. In addition, upon a Change of Control where the Company is not the surviving corporation (or survives only as a subsidiary of another corporation), all outstanding options that are not exercised shall be assumed by, or replaced with comparable options by, the surviving corporation. Any replacement options shall entitle the optionee to receive the same amount and type of securities as the grantee would have received as a result of the Change of Control had the optionee exercised the option immediately prior to the Change of Control.

  Notwithstanding the foregoing, in the event of a Change of Control, the Board may (i) require the optionees surrender their outstanding options in exchange for cash or Common Stock as determined by the Board, in an amount equal to the amount by which the then fair market value of the shares of the Company Stock subject to the optionees unexercised option exceeds the Exercise Price of the Options, or (ii) after giving optionees an opportunity to exercise their outstanding options, terminate any or all unexercised options at such time as the Board deems appropriate.

  Notwithstanding the foregoing, the Board shall not have the right to take any actions described in the Plan (including without limitation actions described in the paragraph immediately above) that would make the Change of Control ineligible for pooling of interests accounting treatment or that would make the Change of Control ineligible for desired tax treatment if, in the absence of such right, the Change of Control would qualify for such treatment and the Company intends to use such treatment with respect to a Change of Control.

 Adjustments

  If there is any (i) capital contribution without the issuance of additional shares of Common Stock, or (ii) change in the number or kind of Common Stock outstanding (w) by reason of a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares, (x) by reason of a merger, reorganization or consolidation in which the Company is the surviving corporation, (y) by reason of a reclassification or change in par value, or (z) by reason of any other extraordinary event affecting the outstanding Company Stock as a class without the receipt of consideration, an appropriate and equitable adjustment will be made by the 1999 Plan Committee to the number of shares that any individual participant in the Plan may be granted in any year, the number of shares covered by outstanding grants, the kind of shares issued under the 1999 Plan, and the price per share of such grant.

 Federal Income Tax Consequences

  Part of the 1999 Plan qualifies as an incentive stock option plan, and any option granted in accordance with such portion of the 1999 Plan qualifies as an ISO, all within the meaning of Section 422 of the Code. The tax effects of any other stock option granted under the 1999 Plan should be determined under
Section 83 of the Code. The following is a brief description of the consequences under the Code of the receipt or exercise of Awards.

  ISOs. An option holder has no tax consequences upon issuance or, generally, upon exercise of an ISO. An option holder will recognize income when he sells or exchanges the shares acquired upon exercise of an ISO. This income will be taxed at the applicable capital gains rate if the sale or exchange occurs after the expiration of the requisite holding periods. Generally, the requisite holding periods expire two years after the date of grant of the ISO and one year after the date of acquisition of the Common Stock pursuant to the exercise of the ISO.

  If an option holder disposes of the Common Stock acquired pursuant to exercise of an ISO before the expiration of the requisite holding periods, the option holder will recognize compensation income in an amount equal to the difference between the option price and the lesser of (i) the fair market value of the shares on the date of exercise and (ii) the price at which the shares are sold. This amount will be taxed at ordinary income rates. If the sale price of the shares is greater than the fair market value on the date of exercise, the difference will be recognized as gain by the option holder and taxed at the applicable capital gains rate. If the sale price of the shares is less than the option price, the option holder will recognize a capital loss equal to the excess of the option price over the sale price.

  For these purposes, the use of shares acquired upon exercise of an ISO to pay the option price of another option (whether or not it is an ISO) will be considered a disposition of the shares. If this disposition occurs before the expiration of the requisite holding periods, the option holder will have the same tax consequences as are described in the immediately preceding paragraph. If the option holder transfers any such shares after holding them for the requisite holding periods or transfers shares acquired pursuant to exercise of a NQSO or on the open market, he generally will not recognize any income upon the exercise. Whether or not the transferred shares were acquired pursuant to an ISO and regardless of how long the option holder has held such shares, the basis of the new shares received pursuant to the exercise will be computed in two steps. In the first step, a number of new shares equal to the number of older shares tendered (in payment of the option's exercise) is considered exchanged under Section 1036 of the Code and the rulings thereunder; these new shares receive the same holding period and the same basis that the option holder had in the old tendered shares, if any, plus the amount included in income from the deemed sale of the old shares and the amount of cash or other nonstock consideration paid for the new shares, if any. In the second step, the number of new shares received by the option holder in excess of the old tendered shares receives a basis of zero, and the option holder's holding period with respect to such shares commences upon exercise.

  An option holder may have tax consequences upon exercise of an ISO if the aggregate fair market value of shares of the Common Stock subject to ISOs which first become exercisable by an option holder in any one calendar year exceeds $100,000. If this occurs, the excess shares will be treated as though they are subject to a NQSO instead of an ISO. Upon exercise of an option with respect to these shares, the option holder will have the tax consequences described below with respect to the exercise of NQSOs.

  Finally, except to the extent that an option holder has recognized income with respect to the exercise of an ISO (as described in the preceding paragraphs), the amount by which the fair market value of a share of the Common Stock at the time of exercise of the ISO exceeds the option price will be included in determining an option holder's alternative minimum taxable income and may cause the option holder to incur an alternative minimum tax liability in the year of exercise.

  There is no tax consequences to the Company upon the issuance or, generally, upon the exercise of an ISO. However, to the extent that an option holder recognizes ordinary income upon exercise, as described above, the Company will have a deduction in the same amount.

  NQSOs. Neither the Company nor the option holder has income tax consequences from the issuance of NQSOs. Generally, in the tax year when an option holder exercises NQSOs, the option holder recognizes ordinary income in the amount by which the fair market value of the shares at the time of exercise exceeds the option price for such shares. The Company will have a deduction in the same amount as the ordinary income recognized by the option holder in the Company's tax year in which or with which the option holder's tax year (of exercise) ends.

  If an option holder exercises a NQSO by paying the option price with previously acquired shares of Common Stock, the option holder will recognize income (relative to the new shares he is receiving) in two steps. In the first step, a number of new shares equivalent to the number of older shares tendered (in payment of the NQSO exercised) is considered to have been exchanged in accordance with Section 1036 of the Code and the rulings thereunder, and no gain or loss is recognized. In the second step, with respect to the number of new shares acquired in excess of the number of old shares tendered, the option holder will recognize income on those new shares equal to their fair market value less any nonstock consideration tendered.

  The new shares equal to the number of the older shares tendered will receive the same basis the option holder had in the older shares, and the option holder's holding period with respect to the tendered older shares will apply to those new shares. The excess new shares received will have a basis equal to the amount of income recognized by the option holder by exercise, increased by any nonstock consideration tendered. Their holding period will commence upon the exercise of the option.

  Restricted Stock. A holder of restricted stock will recognize income upon its receipt, but generally only to the extent that it is not subject to a substantial risk of forfeiture. If the restricted stock is subject to restrictions that lapse in increments over a period of time, so that the holder becomes vested in a portion of the shares as the restrictions lapse, the holder will recognize income in any tax year only with respect to the shares that become nonforfeitable during that year. The income recognized will be equal to the fair market value of those shares, determined as of the time that the restrictions on those shares lapse. That income generally will be taxable at ordinary income tax rates. The Company generally will be entitled to a deduction in an amount equal to the amount of ordinary income recognized by the holder of the restricted stock.

  A holder of restricted stock may elect instead to recognize ordinary income for the taxable year in which he receives an award of restricted stock in an amount equal to the fair market value of all shares of restricted stock awarded to him (even if the shares are subject to forfeiture). That income will be taxable at ordinary income tax rates. At the time of disposition of the shares, a holder who has made such an election will recognize gain in an amount equal to the difference between the sales price and the fair market value of the shares at the time of the award. Such gain will be taxable at the applicable capital gains rate. Any such election must be made within 30 days after the transfer of the restricted stock to the holder. The Company will be entitled to a deduction in an amount equal to the amount of ordinary income recognized by the holder at the time of his election.

  Limitation on Company Deductions. No federal income tax deduction is allowed for compensation paid to a "covered employee" in any taxable year of the Company beginning on or after January 1, 1994, to the extent that such compensation exceeds $1,000,000. For this purpose, "covered employees" are generally the chief executive officer of the Company and the four highest compensated officers of the Company whose annual salary and bonus exceeds $100,000, and the term "compensation" generally includes amounts includable in gross income as a result of the exercise of stock options or stock appreciation rights, or the receipt of restricted stock. This deduction limitation does not apply to compensation that is (1) commission based compensation,
(2) performance based compensation, (3) compensation which would not be includable in an employee's gross income, and (4) compensation payable under a written binding contract in existence on February 17, 1993, and not materially modified thereafter.

  Proposed regulations indicate that compensation attributable to a stock option will generally satisfy the limitation exception for performance based compensation if the grant or award is made by a "compensation committee" (a committee composed of "outside" directors), the plan under which the option or right is granted states the maximum number of shares with respect to which options or rights may be granted during a specified period to any employee, and, under the terms of the option or right, the amount of compensation the employee could receive is based solely on an increase in the value of the stock after the date of the grant or award. Stock options granted under the 1999 Plan may possibly satisfy these requirements, depending upon the specific terms, provisions, restrictions and limitations of such options or rights.

  ERISA. The 1999 Plan is not, and is not intended to be, an employee benefit plan or qualified retirement plan. The 1999 Plan is not, therefore, subject to the Employee Retirement Income Security Act of 1974, as amended, or Section 401(a) of the Code.

  The Board of Directors recommends a vote FOR the approval of the amendment to the 1999 Plan.

                                   PROPOSAL 3

                   RATIFICATION AND APPROVAL OF SALE OF STOCK
                            TO JEFFREY M. CUNNINGHAM

  Pursuant to the terms of a Stock Purchase Plan and Subscription Agreement dated April 5, 2000 (the "Purchase Agreement"), the Company issued and sold to Jeffrey M. Cunningham an aggregate of 431,499 shares of the Company's common stock (the "Shares") at a purchase price of $997,841.44 (or $2.3125 per share). The Board of Directors of the Company approved the issuance and sale of the Shares on April 5, 2000. The purchase price of the Shares is equal to the closing price per share of the Company's Common Stock on that date as reported by the Nasdaq National Market. The Board of Directors also elected Mr. Cunningham as a director and Chairman of the Board of the Company.

  The Company is requesting that the stockholders ratify and approve the issuance and sale of the Shares to Mr. Cunningham. The Board of Directors has determined that the sale of the Shares is important to promote and increase the personal interests of Mr. Cunningham in the Company's welfare. The sale of the Shares also provided incentive to Mr. Cunningham for agreeing to serve as Chairman of the Board of the Company.

  The Purchase Agreement provides that the Company must hold the purchase price in escrow until the date and time the Company's stockholders vote on this proposal to ratify and approve the issuance and sale of the Shares under the Purchase Agreement. In the event the stockholders of the Company approve the issuance and sale of the Shares under the Purchase Agreement, the purchase price will be released from escrow to the Company and the Company will deliver the Shares to Mr. Cunningham. In the event that the stockholders do not approve this proposal, the Company will return the purchase price, with interest, to Mr. Cunningham and will cancel the Shares.

  Effective April 5, 2000, the Company also granted to Mr. Cunningham options for the purchase of 141,905 shares of Common Stock at an exercise price of $4.50 per share and options to purchase an aggregate of 125,622 shares of Common Stock at an exercise price of $3.75 per share (collectively, the "Cunningham Options"). One-half of the Cunningham Options vest and become exercisable on March 31, 2001, and the balance vest and become exercisable in equal monthly increments commencing on April 30, 2001 and concluding on March 31, 2002. The Cunningham Options have a term of 10 years from the date of grant. The Company granted the Cunningham Options under the terms of the 1999 Plan. For a description of the terms and conditions of the 1999 Plan see "Proposal 2. Amendment to the 1999 Equity Compensation Plan."

  The Board of Directors recommends a vote FOR ratification and approval of the issuance and sale of the Shares to Jeffrey M. Cunningham pursuant to the terms of the Purchase Agreement.

                                   PROPOSAL 4

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

  Effective April 5, 2000, the Board of Directors appointed the accounting firm of KPMG LLP to serve as its independent auditor for the fiscal year ending December 31, 2000. The appointment of this firm was recommended to the Board by its Audit Committee. A proposal to ratify that appointment will be presented at the Annual Meeting. Representatives of KPMG LLP are expected to be present at the meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

  The Board of Directors recommends a vote FOR ratification of selection of independent auditors.

                             STOCKHOLDER PROPOSALS

  Rules of the Securities and Exchange Commission require that any proposal by a stockholder of the Company for consideration at the 2001 Annual Meeting of Stockholders must be received by the Company no later than January 3, 2001 if any such proposal is to be eligible for inclusion in the Company's proxy materials for its 2000 Annual Meeting. Under such rules, the Company is not required to include stockholder proposals in its proxy materials unless certain other conditions specified in such rules are met.

  In order for a stockholder to bring any business or nominations before the Annual Meeting of Stockholders, certain conditions set forth in Article II, Sections 16 and 17 of the Company's Amended and Restated Bylaws must be complied with, including, but not limited to, delivery of notice to the Company not less than 60 days prior to the meeting as originally scheduled; provided, however, that in the event that less than 70 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by a stockholder must be received by the Company not later than the close of business on the tenth day following the earlier of (i) the day on which such notice of the date of the meeting is mailed or (ii) the date on which such public disclosure was made.

                                 OTHER MATTERS

  Management of the Company is not aware of any other matter to be presented for action at the Annual Meeting other than those mentioned in the Notice of Annual Meeting of Stockholders and referred to in this Proxy Statement. However, should any other matter requiring a vote of the stockholders arise, the representatives named on the accompanying Proxy will vote in accordance with their best judgment as to the interests of the Company and stockholders.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          /s/ Jeffrey M. Cunningham
                                          Jeffrey M. Cunningham,
                                          Chairman of the Board
                                ilife.com, Inc.
                       11811 U.S. Highway One, Suite 101
                        North Palm Beach, Florida 33408

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
  The undersigned hereby appoints G. Cotter Cunningham and Robert J. DeFranco, and each of them, with full power of substitution, as Proxy, to represent and vote all of the shares of Common Stock of ilife.com, Inc. held of record by the undersigned on April 13, 2000, at the Annual Meeting of Stockholders to be held on June 8, 2000 or any adjournment thereof, as designated hereon and in their discretion as to other matters.
  Please sign exactly as name appears on the reverse side. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
  The shares represented by this proxy will be voted as directed by the Stockholder. If no direction is given when the duly executed proxy is returned, such shares will be voted "FOR" all nominees in Proposal 1 and "FOR" Proposals 2, 3 and 4.
                           I PLAN TO ATTEND MEETING [_]
  The Board of Directors Recommends a vote "FOR all nominees" in Proposal 1 and
                          "FOR" Proposals 2, 3 and 4.
Proposal 1 - Election of the following Nominees as Directors: Nominees: Randall
E. Poliner (Class I), Robert P. O'Block (Class I), Jeffrey M. Cunningham (Class
II), Elisabeth DeMarse (Class II), and William Martin (Class III)

                 FOR                                          WITHHELD
      all Nominees listed above                        For all Nominees listed
       (except as marked to the                               above [_]
            contrary) [_]

     (Instruction: To withhold authority to vote for any individual nominee, strike a line through the nominee's name above.)
                       (Please date and sign on reverse)
                          (Continued on reverse side)

Proposal 2 - Ratification and approval of amendment to the Company's 1999 Equity Compensation Plan:
                   FOR [_]      AGAINST [_]      ABSTAIN [_]

Proposal 3 - Ratification and approval of the issuance and sale of shares of Common Stock to Jeffrey M. Cunningham:
                   FOR [_]      AGAINST [_]      ABSTAIN [_]

Proposal 4 - Approval of the appointment of KPMG LLP as independent auditors of the Company for the fiscal year ending December 31, 2000:
                   FOR [_]      AGAINST [_]      ABSTAIN [_]

                                           PLEASE MARK YOUR CHOICE
                                           LIKE THIS X IN BLUE OR
                                           BLACK INK.

                                           ------------------------------------
                                           Date

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                                           Signature

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                                           Signature if held jointly

                                           Please mark, date and sign as your
                                           name appears above and return in
                                           the enclosed envelope.